Exhibit 23.1

Deloitte & Touche LLP
999 Bishop Street
Suite 2700
Honolulu, HI 96813-4454
USA

Tel: +1 808 543 0700
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements and financial statement schedules of Hawaiian Electric Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hawaiian Electric Industries, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

March 1, 2019